As Filed With the Securities and Exchange Commission on August 15, 2008

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

__________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

22nd Floor, Building No.1,
Capital A Partners, No.20 Gong Ti East Road,
Chaoyang District Beijing 100020,
The People’s Republic of China
 (Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Amended and Restated 2004 Share Option Plan
2006 Share Incentive Plan
(Full Title of the Plan)

CT Corporation System 111 Eighth Avenue 13th Floor, New York, NY 10011 (212) 894-8940 (Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to: David S. Wang, Esq. Paul, Hastings, Janofsky & Walker LLP 35 Floor, Park Place 1601 Nanjing West Road, Shanghai 200040, The People’s Republic of China (86) 6103-2900
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value HK$0.025 per share(4)	2,500,000	2.06(2)	5,150,000(2)	202.40
Ordinary shares, par value HK$0.025 per share(4)	2,800,000	2.06(3)	5,768,000(3)	226.68
Total	5,300,000		10,918,000	429.08

(1)
This Registration Statement covers, in addition to the number of ordinary shares, par value HK$0.025 per share, of the Registrant, stated above, options and other rights to purchase or acquire the ordinary shares covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the employee benefit plans described herein, as a result of one or more adjustments under these plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
These shares are offered under the Amended and Restated 2004 Share Option Plan.  Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the product of 2,500,000 ordinary shares issued and issuable upon exercise of outstanding options multiplied by the average of the high and low prices for the Registrant’s American Depositary Shares, or ADSs, as quoted on the Nasdaq Global Market on August 14, 2008, or $2.06 per share, which is equal to an aggregate offering price of $5,150,000.

(3)
These shares are offered under the 2006 Share Incentive Plan.  Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the product of 2,800,000 ordinary shares issuable upon exercise of outstanding options, multiplied by the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Market on August 14, 2008, or $2.06  per share, which is equal to an aggregate offering price of $5,768,000.

(4)
These shares may be represented by the Registrant’s ADSs, each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-120567), as amended.

TABLE OF CONTENTS

         Part I -- Information Required in the Section 10(A) Prospectus
         Part II -- Information Required in the Registration Statement
                Item 3. Incorporation of Documents by Reference.
                Item 4. Description of Securities.
                Item 5. Interests of Named Experts and Counsel.
                Item 6. Indemnification of Directors and Officers.
                Item 7. Exemption from Registration Claimed.
                Item 8. Exhibits.
                Item 9. Undertakings.
         Signatures
         Power of Attorney
         Exhibit Index

Exhibit No.	Description

3.1
Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to the Registrant’s periodic report on Form 6-K filed with the Commission on October 25, 2006).  See Part II, Item 3(c) hereunder.

4.1	Specimen American Depositary Receipt of the Registrant*
4.2	Specimen Share Certificate of the Registrant*
4.3
Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A. and holders of the American Depositary Receipts (incorporated by reference to the Registrant’s registration statement on Form F-6 filed with the Commission on November 17, 2004).  See Part II, Item 3(d) hereunder.

5.1	Opinion of Conyers Dill & Pearman
10.1	Amended and Restated 2004 Share Option Plan*
10.2	2006 Share Incentive Plan*
23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd
23.2	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (see signature page of this Registration Statement)

*	Incorporated by reference to the Registrant’s annual report on Form 20-F filed with the Commission on July 15, 2008. See Part II, Item 3(a) hereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 is filed by Ninetowns Internet Technology Group Company Limited, or the Registrant, with the Securities and Exchange Commission, or the Commission, pursuant to General Instruction E to Form S-8 Registration Statement under the Securities Act of 1933, as amended, or Securities Act, to register an additional 2,500,000 ordinary shares of the Registrant, HK$0.025 per share, or the Ordinary Shares, that may be offered and sold to participants under the Registrant’s Amended and Restated 2004 Share Option Plan, or the Option Plan.  On October 21, 2005, the board of directors of the Registrant approved the Option Plan which amends and restates the 2004 Share Option Plan.  A total of 1,800,000 Ordinary Shares issuable under the 2004 Share Option Plan have been previously registered pursuant to the Registrant’s Registration Statement on Form S-8 filed with the Commission on January 19, 2005 (File No. 333-122138), and the information contained therein is hereby incorporated by reference.

This Registration Statement is also filed by the Registrant with the Commission to register 2,800,000 Ordinary Shares that may be offered and sold to participants under the Registrant’s 2006 Share Incentive Plan, or the Incentive Plan.  On October 21, 2005, the board of directors of the Registrant approved the Incentive Plan.  The Incentive Plan includes the ability to grant stock options, share appreciation rights, restricted and unrestricted shares and performance awards, or collectively, the Awards.  The Incentive Plan also provides for the grant of incentive share options, within the meaning of Section 422 of the Internal Revenue Code, to the employees and employees of the affiliates and subsidiaries of the Registrant.  The board of directors of the Registrant or a committee appointed by the board of directors of the Registrant, or the Administrator, administers the Incentive Plan.  The Administrator has the power to determine the terms of the share options, including the exercise price, the number of shares subject to each such award and the circumstances for vesting.

The Administrator determines the exercise price of options granted under the Incentive Plan, but with respect to incentive share options, the exercise price must be equal to at least 100% of the fair market value of the Ordinary Shares on the date of grant.  The term of an incentive share option may not exceed ten year from the grant date, except that no participant may receive awards during the life of the Incentive Plan that relate to more than 30% of the maximum number of shares that may be issued pursuant to awards.

After termination of employment of an employee, director or consultant, he or she may exercise his option for the period of time stated in the option agreement.  Generally, (a) if termination is due to death or disability, the option will remain exercisable for one year following such termination; (b) if termination is due to retirement, the option will remain exercisable for six months following such termination; and (c) if termination is for cause, the option will be forfeited immediately.  In all other cases, the option will generally remain exercisable for 30 days following such termination.  However, an option generally may not be exercised after the expiration of its term.

The Incentive Plan generally does not allow for the transfer of options and only the recipient of an option may exercise an award during his or her lifetime.  The Incentive Plan generally provides that in the event of a “change in control” involving the Registrant, the Administrator may arrange for the successor corporation to assume or substitute an equivalent award for each outstanding option.  The Administrator may in the alternative pay cash or other consideration in exchange for cancellation of the outstanding options.  The Incentive Plan will automatically terminate in 2015, unless the Registrant terminates it sooner.  In addition, the board of directors of the Registrant has the authority to amend, alter, suspend, discontinue or terminate the Incentive Plan, provided such action does not impair the rights of any participant.

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Part II, Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

(a)           The Registrant’s latest annual report filed on Form 20-F, or Form 20-F (File No. 000-51025-08953575) with the Commission on July 15, 2008, and amendment to Form 20-F filed on Form 20-F/A, or Form 20-F/A (File No. 000-51025-08954809) with the Commission on July 16, 2008, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which includes audited financial statements for the Registrant’s latest fiscal year ended December 31, 2007 and Exhibits 2.1, 2.2, 4.5 and 4.6 thereto.  See Part II, Item 8 hereof.

(b)           The description of the Registrant’s Ordinary Shares contained in its Registration Statement on Form 8-A (File No. 000-51025- 041148167) filed with the Commission on November 16, 2004 pursuant to the Exchange Act, which incorporates by reference the description of the Registrant’s Ordinary Shares set forth under “Description of share capital” in the Registrant’s prospectus filed with the Commission on December 3, 2004 pursuant to Rule 424(b) of the Securities Act.

(c)           Exhibit 99.2 to the Registrant’s periodic report filed on Form 6-K (File No.000-51025- 061161669) with the Commission on October 25, 2006.  See Part II, Item 8 hereof.

(d)           Exhibit 99(a) to the Registrant’s Registration Statement filed on Form F-6 (File No. 333-120567- 041150930) with the Commission on November 17, 2004.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities

Not Applicable.

Item 5.   Interests of Named Experts and Counsel

Not Applicable.

Item 6.   Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Article 163 of the Registrant’s amended and restated articles of association provides that the Registrant may indemnify its directors, officers and any other agent of the Registrant and its liquidator or trustees (if any) and their heirs, executors and administrators, acting in relation to any of its affairs against actions, costs, charges, losses, damages and expenses incurred or sustained by reason of any act done, concurred or omitted in the execution of their duty in their capacities as such, except to any matter in respect of any fraud or dishonesty which may attach to any of them.

Item 7.   Exemption from Registration Claimed

Not Applicable

Item 8.   Exhibits

Exhibit No.	Description

3.1
Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to the Registrant’s periodic report on Form 6-K filed with the Commission on October 25, 2006).  See Part II, Item 3(c) hereunder.

4.1	Specimen American Depositary Receipt of the Registrant*
4.2	Specimen Share Certificate of the Registrant*
4.3
Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A. and holders of the American Depositary Receipts (incorporated by reference to the Registrant’s registration statement on Form F-6 filed with the Commission on November 17, 2004).  See Part II, Item 3(d) hereunder.

5.1	Opinion of Conyers Dill & Pearman
10.1	Amended and Restated 2004 Share Option Plan*
10.2	2006 Share Incentive Plan*
23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd
23.2	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (see signature page of this Registration Statement)

*	Incorporated by reference to the Registrant’s annual report on Form 20-F filed with the Commission on July 15, 2008. See Part II, Item 3(a) hereunder.

Item 9.   Undertakings

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

          (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on the 15th day of August 2008.

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED

By:	/s/ Shuang Wang
Name:	Shuang Wang
Title:	Chief Executive Officer (principal executive officer)

Power of attorney

Each person whose individual signature appears below does hereby authorize Shuang Wang and Tommy Siu Lun Fork, and each of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Shuang Wang Shuang Wang	Director and Chief Executive Officer (principal executive officer)	August 15, 2008
/s/ Tommy Siu Lun Fork Tommy Siu Lun Fork	Chief Financial Officer (principal financial and accounting officer)	August 15, 2008
/s/ Kin Fai Ng Kin Fai Ng	Director, Senior Vice President and Company Secretary	August 15, 2008
/s/ Min Dong Min Dong	Senior Vice President, Legal Affairs, Administration and Human Resources	August 15, 2008
/s/Bolin Wu Bolin Wu	General Manager, Research and Development and Chief Technology Officer	August 15, 2008
/s/ Xiaoguang Ren Xiaoguang Ren	President	August 15, 2008
/s/ Fushan Chen Fushan Chen	Director	August 15, 2008
/s/ Mark Ming Hsun Lee Mark Ming Hsun Lee	Director	August 15, 2008
/s/ Xiaomin Sun Xiaomin Sun	Director	August 15, 2008
/s/ Dachun Zhang Dachun Zhang	Director	August 15, 2008
/s/ Martin Cheung Martin Cheung	Director	August 15, 2008

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, being the duly authorized representative in the United States of Ninetowns Internet Technology Group Company Limited has signed this Registration Statement in the City of Newark, State of Delaware, on August 15, 2008.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description

3.1
Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to the Registrant’s periodic report on Form 6-K filed with the Commission on October 25, 2006).  See Part II, Item 3(c) hereunder.

4.1	Specimen American Depositary Receipt of the Registrant*
4.2	Specimen Share Certificate of the Registrant*
4.3
Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A. and holders of the American Depositary Receipts (incorporated by reference to the Registrant’s registration statement on Form F-6 filed with the Commission on November 17, 2004).  See Part II, Item 3(d) hereunder.

5.1	Opinion of Conyers Dill & Pearman
10.1	Amended and Restated 2004 Share Option Plan*
10.2	2006 Share Incentive Plan*
23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd
23.2	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (see signature page of this Registration Statement)

*	Incorporated by reference to the Registrant’s annual report on Form 20-F filed with the Commission on July 15, 2008. See Part II, Item 3(a) hereunder.